PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          11-002

                                Contact:            Stephen Powers
Date: January 24, 2011                           Director, Finance & Investor Relations

HELIX ANNOUNCES DEPARTURE OF COO

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that Bart Heijermans has resigned as Executive Vice President and Chief Operating Officer effective January 21, 2010.  Mr. Heijermans’ duties will be assumed by Owen Kratz and other members of senior management.

Owen Kratz, Helix’s President and Chief Executive Officer, stated “Since Bart joined the company in 2005, he has played a prominent role in developing Helix’s contracting services business.  Under Bart’s tenure with Helix, the company added three new vessels to its fleet and expanded its international contracting.  Bart also was instrumental in working with industry leaders in an effort to restart drilling activity in the US Gulf of Mexico by contracting for the use by oil and gas companies of the Helix fast response deepwater hydrocarbon spill containment system, which was developed in response to the Macondo spill.  We appreciate Bart’s work and contributions to the company, and we wish him the best in his future endeavors.”

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our business strategy, which is subject to change.  Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.